CARDIFF INTERNATIONAL, INC. ANNOUNCES LETTER OF INTENT TO ACQUIRE LEGACY CARD COMPANY, INC.

Salt Lake City, Utah - April 21, 2005 - Cardiff International, Inc., a Colorado corporation ("Cardiff" or the "Company") (OTCBB: CDIF), announced the execution of a Letter of Intent to acquire Legacy Card Company, Inc., a Nevada corporation ("Legacy"), in exchange for 20,075,000 shares of Cardiff common stock that is comprised of "restricted securities" under Rule 144 for all of the outstanding shares of Legacy common stock at the effective time of the Closing.


The Company currently has no business operations.

Legacy, formerly a California LLC, has developed the Commitment 529 Tuition Card, a MasterCard that makes a difference. The Legacy program leverages the two biggest economic forces in society-consumer spending and the consumer credit market-to create the most unique value-added credit card program in decades. Legacy's Commitment 529 Tuition Card helps solve a real need for America's families - saving for your child's college education.

The Commitment 529 Tuition Card is a unique, tax-free educational savings reward credit card that concentrates consumer loyalty and buying on national retailers in the Legacy merchant coalition. Several leading retailers have signed-on to our tuition rewards program. They will contribute from 1% to 10% on card spend to the cardholder's child's "529" tax-free educational fund account. This retailer contribution will be supplemented by a 0.5% to 1.0% contribution from our card issuer; importantly, this contribution is applicable no matter where the cardholder shops-encouraging regular and daily use of our card above all others.

Closing of the definitive agreement is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

***

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the Company's limited operating history and history of losses, the inability to successfully market the Company's products and technology, the inability to successfully obtain further funding, the inability to raise capital on terms acceptable to the Company, the inability to achieve commercial acceptance of the Company's products and technology, the inability to compete effectively in the marketplace, the inability to improve or implement effective systems, procedures and controls, the strength of the Company's intellectual property and those of the Company's competitors, the inability to protect the Company's intellectual property, the inability to attract, train and retain key personnel, the inability to complete the merger with Legacy Card Company, Inc. and such other risks that could cause the actual results to differ materially from those contained in the Company's projections or forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

Contact:  Charles Calello
          23368 Mirabella Circle
          Boca Raton, FL  33433
          (561) 395-9441